Exhibit 99.1

PHARMERICA RAISES 2014 EARNINGS GUIDANCE

Announces Acquisition of Three Institutional Pharmacies in Texas,
Expanding PharMerica’s Presence in the State

Reaches Goal of Completing Acquisitions Generating
Approximately $100 Million of Annualized Sales in 2014

Comments on AmerisourceBergen Contract

LOUISVILLE, Ky., September 10, 2014 -- PharMerica Corporation (NYSE: PMC), a national provider of institutional, specialty home infusion, hospital and oncology pharmacy services, today raised its full year 2014 guidance metrics.

For the full year 2014, the Company now expects:

	Prior 2014 Guidance Range as of 8/5/2014	Updated 2014 Guidance Range as of 9/10/2014
Revenue	$1.73 billion to $1.78 billion	$1.76 billion to $1.80 billion
Adjusted diluted earnings per share	$1.47 to $1.52	$1.58 to $1.62
Adjusted EBITDA	$121.0 million to $123.5 million	$123.2 million to $126.0 million

PharMerica’s decision to raise its 2014 guidance reflects positive momentum across the business, as well as the completed acquisition of three institutional pharmacies in Texas. Although financial terms of the transaction were not disclosed, PharMerica expects the acquisition to generate approximately $60 million of annualized revenue and be immediately accretive to earnings in 2014.

With this acquisition, PharMerica will have achieved its goal of completing acquisitions that generate at least $100 million of annualized sales, in the aggregate, in 2014. PharMerica will again target acquisitions that generate at least $100 million of annualized sales, in the aggregate, in 2015.

The Company noted that its 2014 guidance did not previously include the effect of 2014 acquisitions. PharMerica’s revised 2014 guidance now reflects the Company’s acquisitions in 2014, which, in the aggregate, generate approximately $100 million of annualized sales.

Greg Weishar, PharMerica Corporation’s Chief Executive Officer, said, “We are pleased to raise our guidance for 2014. This reflects the important progress we’re making executing our business strategy, including successfully adding approximately $100 million in annual revenues through acquisitions. We remain focused on continuing this momentum, pursuing additional external growth opportunities, and delivering on our fiscal 2015 objectives. We believe that our strong foundation and focus on operational excellence – together with the significant potential upside from acquisitions – positions PharMerica to succeed and create meaningful long-term value for shareholders.”

Update on AmerisourceBergen Contract

Separately, PharMerica also today announced that it has commenced litigation against AmerisourceBergen (“Amerisource”), the Company’s wholesale supplier of pharmaceutical products. The litigation alleges breach of contract and seeks a declaratory judgment from the Court to compel Amerisource to comply with its contractual obligations. PharMerica noted that it is confident in the merits of its case, believes the facts clearly support its position, and looks forward to the successful resolution of this matter.

About PharMerica

PharMerica Corporation is a leading institutional pharmacy services company that services healthcare facilities in the United States, provides pharmacy management services to hospitals, specialty infusion services to patients outside a hospital setting, and offers the only national oncology pharmacy and care management platform in the United States. PharMerica operates 93 institutional pharmacies, 14 specialty infusion centers and 5 specialty oncology pharmacies in 45 states. PharMerica’s customers are institutional healthcare providers, such as skilled nursing facilities, nursing centers, assisted living facilities, hospitals, individuals receiving in-home care and other long-term alternative care providers.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current estimates, expectations and projections about its future results, performance, prospects and opportunities. Forward-looking statements include, among other matters, the information concerning the Company’s “guidance” and possible future results of operations, future potential acquisitions, the strength of the Company’s financial and operational performance during 2014 and beyond, the expected revenues from the specialty infusion and oncology businesses, the Company's plan to improve and refine its inventory management strategy, the Company’s ability to identify and consummate future acquisitions, the Company’s ability to deliver outstanding value to its shareholders, the Company’s continued pursuit of its strategic initiatives including those focused on client retention and operating margins, the Company’s expectation to deliver improved financial results in 2015 and beyond, and the Company’s ability to achieve organic growth and topline revenue growth. Forward-looking statements include statements that are not historical facts and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “would,” “project” and similar expressions. These forward-looking statements are based upon information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause the Company’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Important factors that could cause the Company’s actual results to differ materially from the results referred to in the forward-looking statements we make in this press release include the adequacy of our litigation-related reserves and those included in the Risk Factors section set forth in the Company’s Annual Report on Form 10-K filed with the SEC and in other reports, including Quarterly Reports on Form 10-Q filed with the SEC by the Company.

You are cautioned not to place undue reliance on any forward-looking statements, all of which speak only as of the date of this press release. Except as required by law, we undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in the Risk Factors section set forth in the Company’s Annual Report on Form 10-K filed with the SEC and in other reports filed with the SEC by the Company.

Contact

PharMerica Corporation
David W. Froesel, Jr., 502-627-7950
Executive Vice President, Chief Financial Officer and Treasurer